Exhibit 99.1

RepliGen	Repligen Corporation
41 Seyon Street
Building #1, Suite 100
Waltham, Massachusetts 02453
Telephone: (781) 250-0111
Telefax: (781) 250-0115

Repligen Reports Third Quarter 2013 Financial Results

- Product Revenue Grows 10% for the Quarter -

- Net Income Grows 226% to $5.9 Million -

- Earnings Conference Call and Webcast Today at 9:00 a.m. EST -

WALTHAM, MA – November 7, 2013 – Repligen Corporation (NASDAQ:RGEN) today reported financial results for the third quarter ended September 30, 2013. Below are the Company’s financial and business highlights for the third quarter, financial guidance for the year and dial-in numbers for today’s conference call.

Third Quarter 2013 Financial Highlights

•	Bioprocessing product revenue for the third quarter of 2013 was $12.2 million, an increase of approximately 10% over the third quarter of 2012.

•	Total revenue for the third quarter of 2013 was $18.8 million, an increase of approximately 25% over the third quarter of 2012.

•	Bioprocessing product gross profit margin was 53.5% for the third quarter of 2013, compared to 42.3% during the third quarter of 2012.

•	Net income increased to $5.9 million for the third quarter of 2013 compared to $1.8 million for the third quarter of 2012; earnings per diluted share were $0.18 for the third quarter of 2013 compared to $0.06 for the third quarter of 2012.

•	Cash and investments as of September 30, 2013 totaled $67.1 million compared to $50.0 million as of December 31, 2012.

Operating expenses for the three-month period ended September 30, 2013 were $10.8 million compared to $12.9 million for the same period in 2012, a decrease of $2.1 million or 17%. This decrease was driven by across-the-board reductions in operating expenses during the third quarter of 2013 compared to the same period in 2012. Cost of product revenue decreased by $759,000 or 12% due to product mix and improved process yields and capacity utilization. Research and development (R&D) expense decreased by $1.0 million or 41%; and sales, general and administrative (SG&A) expense decreased by $224,000 or 7%. The reductions in R&D and SG&A expense were primarily due to lower spending on clinical development programs as a result of the Company’s strategic realignment announced in August 2012 to focus on building its bioprocessing business.

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Repligen Reports Third Quarter 2013 Financial Results

November 7, 2013

Year-to-Date Financial Summary

Bioprocessing product revenue for the nine-month period ended September 30, 2013 was $37.1 million compared to $32.1 million for the same period in 2012, an increase of 16%. Total revenue for the nine-month period ended September 30, 2013 was $52.8 million compared to $43.5 million during the same period in 2012, an increase of 21%. Operating expenses for the nine-month period ended September 30, 2013 were $35.1 million compared to $38.8 million for the same period in 2012, a decrease of $3.7 million or 10%. For the first nine months of 2013 compared to the same period in 2012, R&D expense decreased by $2.2 million or 27%, and SG&A expense decreased by $639,000 or 6%. Net income for the nine-month period ended September 30, 2013 was $12.8 million compared to $4.6 million for the same period in 2012. Earnings per diluted share for the nine-month period ended September 30, 2013 were $0.40 compared to $0.15 for the same period in 2012.

Third Quarter Business Updates

•	We successfully completed the technical development of our first 45 cm diameter columns which have more than double the capacity of the largest column size currently marketed by ourselves or any competitor. We developed this product in response to the larger-scale downstream purification needs of our customers as a result of higher upstream fermentation volumes. We are planning for commercial launch of our 45 cm OPUS® columns during the first quarter of 2014.

•	In October, we completed a 9,000 square foot expansion at our Waltham, MA headquarters to ensure that the quality, capacity and support needs of our customers continue to be met. A dedicated production suite more than doubles the manufacturing capacity for our OPUS® line of pre-packed chromatography columns, with new cleanrooms providing an appropriately controlled environment to satisfy the Good Manufacturing Practices (GMP) standards of our biopharmaceutical customers.

•	We received a $1 million milestone payment from Pfizer, Inc. under the terms of our exclusive worldwide licensing agreement with Pfizer (the “Agreement”) for the development of compounds to treat spinal muscular atrophy (SMA). This first milestone payment was triggered by completion of specific program activities and coincides with the successful completion of all transition obligations by Repligen. We announced the Agreement in January 2013, at which time we received an upfront payment of $5 million. Repligen remains eligible to receive up to $64 million in additional success-based milestone payments, as well as royalties on any future sales of compounds developed under the Agreement.

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Repligen Reports Third Quarter 2013 Financial Results

November 7, 2013

Financial Guidance for 2013

The Company is updating its financial guidance for fiscal year 2013. This guidance is based on expectations for our existing business and does not include the impact on our revenue and expenses of potential out-licensing agreements for our remaining clinical assets, potential bioprocessing acquisitions or fluctuations in foreign currency exchange rates.

•	Total revenue for the full year 2013 is expected to be $67-$68 million, an increase from our previous guidance of $65-$67 million. This projection includes the receipt of royalties from Bristol-Myers Squibb on its U.S. sales of Orencia® which the Company will no longer receive on sales made after December 31, 2013.

•	Our projection for bioprocessing product revenue remains unchanged at $46-$48 million for the full year 2013, reflecting product sales growth of 10%-15%.

•	Total income from operations for the full year 2013 is expected to be $21-$22 million, narrowed from our previous guidance of $20-$22 million.

•	Total net income for the full year 2013 is expected to be $16-$18 million.

•	We expect to end the year 2013 with $68-$70 million in cash and investments, an increase from our previous guidance of $66-$70 million.

Conference Call

Repligen will host a conference call and webcast today, November 7, at 9:00 a.m. EST, to discuss its third quarter 2013 financial results and corporate developments. The live call can be accessed by dialing (877) 415-3180 for domestic callers or (857) 244-7323 for international callers. Dial-in participants must provide the passcode 31006698. Alternatively, an audio webcast will be accessible via the Investor section of Repligen’s website www.repligen.com. Both the conference call and webcast will be archived for a period of time following the live event. The replay dial-in numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. Replay listeners must provide the passcode 30270739.

About Repligen Corporation

Repligen Corporation (NASDAQ:RGEN) is a life sciences company focused on the development, production and commercialization of high-value consumable products used in the process of manufacturing biological drugs. Our bioprocessing products are sold to major life sciences and biopharmaceutical companies worldwide. We are a leading manufacturer of Protein A, a critical reagent used to separate and purify monoclonal antibody therapeutics. We also supply several growth factor products used to increase cell culture productivity during the fermentation stage of drug manufacturing. In addition, we have developed and market our OPUS® line of pre-packed “plug-and-play” chromatography columns, and we provide test kits to ensure final product quality. Repligen’s corporate headquarters are located in Waltham, MA (USA) and our manufacturing facilities are located in Waltham, MA and Lund, Sweden.

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Repligen Reports Third Quarter 2013 Financial Results

November 7, 2013

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that statements in this press release which are not strictly historical statements, constitute forward-looking statements, including, without limitation, express or implied statements or guidance regarding future financial performance and position, our strategic decision to focus on the growth of our bioprocessing business, the future demand for our bioprocessing, growth factor and chromatography products, our expected launch of large-scale pre-packed chromatography columns and suitability for larger-scale manufacturing, plans and objectives for future operations, optimization of manufacturing process and assurance of GMP compliance resulting from facility expansion, our ability to successfully negotiate and consummate partnering transactions for our clinical stage assets, the clinical success of RG3039 and its further clinical development and our receipt of any future payments under the terms of our agreement with Pfizer, Pfizer’s ability to terminate the license for convenience, plans and objectives for product development and acquisitions, our market share and product sales and other statements identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” “anticipate,” or “could” and similar expressions. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: our ability to successfully grow our bioprocessing business, including as a result of acquisition, commercialization or partnership opportunities; our ability to successfully negotiate and consummate development and commercialization partnerships for our portfolio of clinical-stage assets on acceptable terms, if at all; our ability to develop and commercialize products and the market acceptance of our products; reduced demand for our products that adversely impacts our future revenues, cash flows, results of operations and financial condition; the impact of the expiration on December 31, 2013 of Bristol-Meyers Squibb royalty payments from U.S. sales of Orencia®, the success of current and future collaborative or supply relationships, including our agreement with Pfizer; our ability to compete with larger, better financed bioprocessing, pharmaceutical and biotechnology companies; our ability to successfully integrate Repligen Sweden AB, including achieving manufacturing efficiencies at Repligen Sweden AB; our ability to optimize manufacturing process; our compliance with all Food and Drug Administration and EMEA regulations; our ability to obtain, maintain and protect intellectual property rights for our products; the risk of litigation regarding our intellectual property rights; our limited sales capabilities; our volatile stock price; and other risks detailed in Repligen’s Annual Report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Repligen periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Repligen contemplated by these forward-looking statements. These forward looking statements reflect management’s current views and Repligen does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date hereof except as required by law.

Contact:

Sondra S. Newman

Director Investor Relations

Repligen Corporation

(781) 419-1881

snewman@repligen.com

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Repligen Reports Third Quarter 2013 Financial Results

November 7, 2013

REPLIGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Revenue:
Product revenue	$12,184,215	$11,123,236	$37,132,094	$32,125,076
Royalty and other revenue	6,637,838	3,981,059	15,654,919	11,327,500

Total revenue	18,822,053	15,104,295	52,787,013	43,452,576

Operating expenses:
Cost of product revenue	5,659,832	6,418,962	17,854,249	19,036,762
Cost of royalty revenue	723,777	594,406	1,943,370	1,593,427
Research and development	1,429,529	2,433,043	5,919,265	8,147,164
Selling, general and administrative	2,902,048	3,126,244	9,334,087	9,973,013
Contingent consideration - fair value adjustments	65,108	343,932	46,521	343,932
Gain on bargain purchase	—	—	—	(314,244)

Total operating expenses	10,780,294	12,916,587	35,097,492	38,780,054

Income from operations	8,041,759	2,187,708	17,689,521	4,672,522
Investment income	76,046	95,807	203,170	156,747
Interest (expense) income	(11,704)	7,205	(37,637)	(42,536)
Other (expense) income	36,678	(500,414)	(56,504)	67,145

Income before income taxes	8,142,779	1,790,306	17,798,550	4,853,878
Income tax provision (benefit)	2,254,505	(16,183)	5,032,853	250,954

Net income	$5,888,274	$1,806,489	$12,765,697	$4,602,924

Earnings per share:
Basic	$0.18	$0.06	$0.40	$0.15

Diluted	$0.18	$0.06	$0.40	$0.15

Weighted average shares outstanding:
Basic	31,858,103	30,948,062	31,583,063	30,841,344

Diluted	32,551,586	31,256,273	32,282,702	31,131,749

Comprehensive income	$7,298,410	$3,913,569	$13,028,716	$6,068,700

	September 30, 2013	December 31, 2012
Balance Sheet Data:
Cash, cash equivalents and marketable securities*	$67,105,360	$49,969,871
Working capital	78,656,803	55,457,223
Total assets	111,636,957	97,010,163
Long-term obligations	2,695,521	2,133,339
Accumulated deficit	(92,384,880)	(105,150,577)
Stockholders’ equity	100,157,121	84,124,596

*	does not include restricted cash

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